As filed with the Securities and Exchange Commission on July 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TILT Holdings Inc.

(Exact name of registrant as specified in its charter)

British Columbia	83-2097293
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2801 E. Camelback Road #180

Phoenix, Arizona 85016

(Address of principal executive offices and zip code)

TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan

(Full title of the plan)

Gary F. Santo, Jr.

Chief Executive Officer

TILT Holdings Inc.

2801 E. Camelback Road #180

Phoenix, Arizona 85016

(Name and address of agent for service)

(623) 887-4990

(Telephone number, including area code, of agent for service)

________________________________________________

Copies to:

Katayun Jaffari, Esq.
Mehrnaz Jalali, Esq.
Cozen O’Connor P.C.
One Liberty Place, 1650 Market Street, Suite 2800

Philadelphia, PA 19103

Telephone: (215) 665-4622

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, the documents containing such information are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s effective registration statement on Form 10 (File No. 000-56422) filed with the Commission on April 19, 2022, as amended on June 3, 2022, and as further amended on June 29, 2022, and as may be subsequently amended from time to time.

(b) All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

(c) The description of the Registrant’s common shares, without par value, contained in the registration statement on Form 10 filed with the Commission on April 19, 2022, as amended on June 3, 2022, and as further amended on June 29, 2022, and as may be subsequently amended from time to time, incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

TILT Holdings Inc.

2801 E. Camelback Road #180

Phoenix, Arizona 85016

(623) 887-4990

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia) (the “BCBCA”), the Registrant may indemnify an individual who:

a)	is or was a director or officer;

b)	is or was a director or officer (1) at the Registrant’s request, or (2) of another corporation at the time when such corporation is or was an affiliate of the Registrant; or

c)	at the Registrant’s request, is or was, or holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party is involved because of that association with the Registrant or other entity.

However, indemnification is prohibited under the BCBCA if:

a)	such eligible party did not act honestly and in good faith with a view to the Registrant’s best interests (or the other entity, as the case may be);

b)	in the case of a proceeding other than a civil proceeding, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful;

c)	the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s articles; or

d)	the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s articles.

The Registrant may not indemnify or pay the expenses of an eligible party in respect of an action brought against an eligible party by or on behalf of the Registrant.

The BCBCA allows the Registrant to pay, as they are incurred in advance of a final disposition of a proceeding, the expenses actually and reasonably incurred by the eligible party, provided that the Registrant receive from such eligible party an undertaking to repay the amounts advanced if it is ultimately determined that such payment is prohibited. Following the final disposition of an eligible proceeding, the BCBCA requires the Registrant to pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding, or is substantially successful on the merits in the outcome of the proceeding.

Despite the foregoing, on application by the Registrant or an eligible party, a court may:

a)	order the Registrant to indemnify an eligible party in respect of an eligible proceeding;

b)	order the Registrant to pay some or all of the expenses incurred by an eligible party in an eligible proceeding;

c)	order enforcement of or any payment under an indemnification agreement;

d)	order the Registrant to pay some or all of the expenses actually and reasonably incurred by a person in obtaining the order of the court; and

e)	make any other order the court considers appropriate.

The Registrant has entered into indemnity agreements with the Registrant’s officers and directors, pursuant to which the Registrant is obligated to indemnify and hold harmless such persons against all costs, charges, and expenses, including any amounts paid to settle actions or satisfy judgments, reasonably incurred by them in respect of any civil, criminal, administrative, investigative, or other proceeding to which they are made a party by reason of being or having been an officer or director. However, such indemnification obligations arise only to the extent that the party seeking indemnification was acting honestly and in good faith with a view to the Registrant’s best interests, and, in the case of criminal or administrative actions or proceedings enforced by monetary penalties, that such person had reasonable grounds for believing that his or her conduct was lawful. Under the indemnity agreements, the Registrant may advance to the indemnified parties the expenses incurred in defending any such actions or proceedings, but if the director or officer does not meet the conditions to qualify for indemnification, such amounts shall be repaid.

The BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of ours or that of an associated corporation.

As permitted by the BCBCA, the Registrant has purchased directors’ and officers’ liability insurance that, under certain circumstances, insures its directors and officers against the costs of defense, settlement, or payment of a judgment.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit number	Description
3.1	Notice of Articles of TILT Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10 filed with the SEC on April 19, 2022).
3.2	Articles of TILT Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10 filed with the SEC on April 19, 2022).
4.1‡	TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Amendment No. 2 to Form 10 filed with the SEC on June 29, 2022).
4.2‡	Form of TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan and Amended and Restated Stock Option Agreement (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10 filed with the SEC on April 19, 2022).
4.3‡	Form of TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10 filed with the SEC on April 19, 2022).
4.4‡	Form of TILT Holdings Inc. Amended and Restated 2018 Stock and Incentive Plan Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10 filed with the SEC on April 19, 2022).
5.1*	Opinion of McCarthy Tetrault LLP.
23.1*	Consent of McCarthy Tetrault LLP (included in Exhibit 5.1).
23.2*	Consent of Macias Gini & O’Connell LLP.
24.1*	Power of attorney (included on signature page of this Registration Statement).
107.1*	Filing fee table.

‡ Management contract or compensatory plan or arrangement.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 22nd day of July, 2022.

TILT HOLDINGS INC.

By:	/s/ Gary F. Santo, Jr.
Gary F. Santo, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gary F. Santo, Jr. and Brad Hoch as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gary F. Santo, Jr.	Chief Executive Officer	July 22, 2022
Gary F. Santo, Jr.	(Principal Executive Officer)

/s/ Brad Hoch	Chief Financial Officer	July 22, 2022
Brad Hoch	(Principal Financial and Accounting Officer)

/s/ Mark Scatterday	Director	July 22, 2022
Mark Scatterday

/s/ John R. Barravecchia	Director	July 22, 2022
John R. Barravecchia
/s/ Jane Batzofin	Director	July 22, 2022
Jane Batzofin
/s/ Mark J. Coleman	Director	July 22, 2022
Mark J. Coleman
/s/ Timothy A. Conder	Director	July 22, 2022
Timothy A. Conder

/s/ D’Angela Simms	Director	July 22, 2022
D’Angela Simms